                                                                    Exhibit 99.1

PRESS RELEASE                                  FOR IMMEDIATE RELEASE
                                               Contact:
                                                 Robert W. White,
                                                 Chairman, President and CEO
                                                   or
                                                 Jack Sandoski,
                                                 Senior Vice President and CFO
                                                 (215) 886-8280


ABINGTON COMMUNITY BANCORP, INC. ANNOUNCES INCREASE IN NET
INCOME FOR THE SECOND QUARTER OF 2006

Jenkintown, PA (July 28, 2006) - Abington Community Bancorp, Inc. (the "Company") (Nasdaq: ABBC), the "mid-tier" holding company for Abington Bank (the "Bank"), reported net income of $1.8 million for the quarter ended June 30, 2006, representing an increase of 2.0% over the comparable 2005 period. Diluted earnings per share increased to $0.12 for the quarter compared to $0.11 for the second quarter of 2005. Additionally, the Company reported net income of $3.5 million for the first six months of 2006, representing an increase of 11.8% over the comparable 2005 period. Diluted earnings per share increased to $0.23 for the first six months of 2006 from $0.20 for the first six months of 2005.

Mr. Robert W. White, Chairman, President and CEO of the Company, stated, "We are proud to report increased net income despite the flat yield curve that has placed ongoing pressure on our interest rate spread and net interest margin. We have been able to sustain our growth with new loan originations in excess of $125 million for the first six months of 2006, and we plan to further continue our growth with the opening of new branches in Concordville and Lansdale, Pennsylvania in the fall of 2006 and in Springhouse and Chalfont, Pennsylvania in the beginning of 2007."

Mr. White continued that, "We remain committed to providing enhanced returns and long-term value to our stockholders. During the first six months of 2006 we increased our quarterly cash dividend to $0.06 from $0.05, and we purchased approximately 577,000 shares of Company stock in our stock repurchase program. At the beginning of July, we were added to the Russell 3000 Index as part of their annual reconstitution. We believe that the addition of Abington Community Bancorp to this index representing the 3,000 U.S. public companies with the highest market capitalization is indicative of our success serving our community and our shareholders."

Net interest income was $5.8 million and $11.3 million for the three months and six months ended June 30, 2006, respectively, representing increases of 10.3% and 11.1%, respectively, over the comparable 2005 periods. Interest income for the three months ended June 30, 2006 increased $2.5 million or 26.3% over the comparable 2005 period. Interest income for the six months ended June 30, 2006 increased $4.9 million or 26.5% over the comparable 2005 period. For both the three-month and six-month periods, the increase in interest income was primarily a result of growth in the average balance of our loan portfolio combined with an increase in the average yield on those assets. The average balance of our loan portfolio increased $112.9 million or 25.4% to $558.5 million for the quarter ended June 30, 2006 from $445.5 million for the quarter ended June 30, 2005. The average yield on our loan portfolio increased 58 basis points to 6.77% from 6.19% over the same period. Similarly, the average balance of our loan portfolio increased $117.7 million or 27.3% to $548.5 million for the six months ended June 30, 2006 from $430.8 million for the six months ended June 30, 2005. The average yield on our loan portfolio increased 51 basis points to 6.63% from 6.12% over the same six-month period.

Our increase in interest income for both the three-month and six-month periods was partially offset by an increase in our interest expense. Interest expense for the three months ended June 30, 2006 increased $2.0 million or 45.2% over the comparable 2005 period. Interest expense for the six months ended June 30, 2006 increased $3.8 million or 45.2% over the comparable 2005 period. For both the three- and six-month periods, the increase in interest expense was primarily the result of increases in the average balances of deposits and FHLB advances as well as increases in the average rates paid on deposits, FHLB advances and other borrowings. The majority of the increase in interest expense during these periods, however, was due to the increase in interest expense on deposits. During the three months ended June 30, 2006 compared to the three months ended June 30, 2005, our average deposit balance grew by $83.9 million or 21.1%, primarily due to growth in higher-rate certificates of deposit. During the six months ended June 30, 2006 compared to the six months ended June 30, 2005, our average deposit balance grew by $82.1 million or 21.1%, again, primarily due to growth in higher-rate certificates of deposit. As a result of this growth, as well as the rising interest rate environment, the average rate we paid on our deposits increased 99 basis points to 3.20% for the second quarter of 2006 from 2.21% for the second quarter of 2005. Similarly, the average rate we paid on our deposits increased 89 basis points to 3.03% for the first six months of 2006 from 2.14% for the first six months of 2005. Our average interest rate spread for the second quarter of 2006 decreased to 2.23% from 2.33% for the second quarter of 2005. Our average interest rate spread for the first six months of 2006 decreased to 2.22% from 2.31% for the first six months of 2005.

We made an $8,000 provision to the allowance for loan losses during the second quarter of 2006 with no such provision during the second quarter of 2005. No provision was made during the first quarter of either year. The provision for loan losses is charged to expense as necessary to bring our allowance for loan losses to a sufficient level to cover known and inherent losses in the loan portfolio. The provision taken during the 2006 quarter was primarily the result of growth in the loan portfolio while the overall credit quality of the loan portfolio remains strong. At June 30, 2006, non-performing loans amounted to 0.05% of loans receivable and our allowance for loan losses amounted to 473.5% of non-performing loans.

Our total non-interest income amounted to $751,000 for the second quarter of 2006 compared to $762,000 for the second quarter of 2005. The slight decrease was due primarily to a $28,000 decrease in gain on derivative instruments, net, as our final swap agreement expired in December

2005, partially offset by a $23,000 increase in other non-interest income, primarily due to an increase in appraisal income.

Our total non-interest income amounted to $1.4 million for the six months ended June 30, 2006 compared to $1.3 million for the six months ended June 30, 2005. The increase of $104,000 was due primarily to a $169,000 increase in income on bank owned life insurance ("BOLI") and a $24,000 increase in other non-interest income, partially offset by decreases in service charge income and in gain on derivative instruments, net, of $37,000 and $43,000, respectively.

Our total non-interest expense for the second quarter of 2006 amounted to $4.0 million, representing an increase of $456,000 or 12.8% from the second quarter of 2005. The overall increase was due primarily to increases in salaries and employee benefits, depreciation, data processing, advertising and other non-interest expense, partially offset by a decrease in professional services expense. Salaries and employee benefits expense increased $249,000 or 13.3% for the quarter ended June 30, 2006 compared to the quarter ended June 30, 2005. This increase was primarily due to additional expenses of $186,000 in the aggregate relating to the Company's 2005 Stock Option Plan ("SOP") and 2005 Recognition and Retention Plan ("RRP"). The remainder of the increase in salaries and employee benefits expense was due to growth in the total number of employees, normal merit increases in salaries, and higher health and insurance benefit costs. The increase in depreciation expense of $47,000 was a result of our increase in facilities, primarily due to the Bank's new branch in Warrington, Pennsylvania which opened in April 2006. The increase in data processing expense of $64,000 was due to an increase in the volume of our deposit transactions, in part because of the new Warrington branch. The increase in advertising expense of $29,000 was a result of increased advertising to promote our deposit products. Additional expenses of approximately $77,000 were recognized in other non-interest expense for SOP and RRP awards to directors, but were somewhat offset by decreases in various other categories of other non-interest expense. The decrease in professional services expense of $33,000 was primarily the result of our change in independent auditors.

Our total non-interest expense for the six months ended June 30, 2006 amounted to $7.8 million, representing an increase of $762,000 or 10.8% from the six months ended June 30, 2005. As was the case for the quarter ended June 30, 2006, the overall increase for the six-month period was due primarily to increases in salaries and employee benefits, depreciation, data processing, advertising and other non-interest expense, partially offset by a decrease in professional services expense. Salaries and employee benefits expense increased $566,000 or 15.4% for the six months ended June 30, 2006 compared to the six months ended June 30, 2005. This increase was primarily due to additional expenses of $368,000 in the aggregate relating to the SOP and RRP, with the remainder of the increase due, again, to growth in the total number of employees, normal merit increases in salaries, and higher health and insurance benefit costs. Increases in depreciation of $72,000, data processing of $35,000 and advertising of $29,000 for the six-month period resulted from the same factors that created the increases for the three-month period. Additional expenses of approximately $154,000 were recognized in other non-interest expense for SOP and RRP awards to directors, but were somewhat offset by decreases in various other categories of other non-interest expense. The decrease in professional services expense of $63,000 was primarily the result of our change in independent auditors.

Income tax expense for the second quarter of 2006 amounted to $731,000 compared to $704,000 for the second quarter of 2005. Income tax expense for the six months ended June 30, 2006 amounted to $1.4 million compared to $1.3 million for the six months ended June 30, 2005. Our effective tax rate increased to 29.2% for the quarter ended June 30, 2006, from 28.9% for quarter ended June 30, 2005, however, our effective tax rate decreased to 29.0% for the six months ended June 30, 2006 from 29.9% for the six months ended June 30, 2005.

The Company's total assets increased $50.2 million, or 5.9%, to $894.3 million at June 30, 2006 compared to $844.1 million at December 31, 2005. The primary reason for the increase in total assets during the first six months of 2006 was a $50.8 million or 9.6% increase in net loans receivable. The largest loan growth occurred in one- to four-family residential loans, which increased $33.7 million or 10.4% and construction loans, which increased $15.1 million or 11.4%. Additionally, multi-family residential and commercial loans increased $8.4 million or 11.0%. Also contributing to the overall increase in assets during the first six months of 2006 was an increase in property and equipment, net, of $1.6 million or 25.1%, primarily as a result of increased investment in our new branches. The first of these branches opened in April 2006 in Warrington, Pennsylvania, with additional branches expected to open later this year and early next year. These increases were somewhat offset by a decrease in investment and mortgage-backed securities of $5.8 million in the aggregate, which occurred as a portion of our maturities and repayments were reinvested into new loans.

Our total deposits increased $40.8 million or 8.1% to $542.0 million at June 30, 2006 compared to $501.2 million at December 31, 2006. The increase was due primarily to an increase in certificate accounts of $56.6 million that was partially offset by a decrease in savings and money market accounts of $14.7 million. The shift towards higher-rate certificates of deposit is a result of the increased rates available on those products relative to other deposit products or other investments in the current interest rate environment. The Company continues to remain focused on maintaining and growing its base of core deposits over the long term. Our other borrowed money increased $6.9 million to $23.0 million at June 30, 2006 compared to $16.1 million at December 31, 2006. This increase reflects an increase in the amount of securities repurchase agreements entered into with certain commercial checking account customers.

Our stockholders' equity decreased $6.8 million to $110.4 million at June 30, 2006 compared to $117.2 million at December 31, 2005. The decrease was primarily due to the purchase of approximately 577,000 shares of the Company's common stock for an aggregate of $8.2 million as part of the Company's stock repurchase program announced in January 2006. The payment of the Company's quarterly cash dividends of $0.05 and $0.06 per share in March and June, respectively, reduced retained earnings by $1.7 million, however the addition of our net income for the first six months of 2006, resulted in a net increase to retained earnings of $1.8 million.

Abington Community Bancorp, Inc. is the "mid-tier" holding company for Abington Bank. Abington Bank is a Pennsylvania-chartered, FDIC-insured savings bank which was originally organized in 1867. Abington Bank conducts business from its headquarters and main office in Jenkintown, Pennsylvania as well as eight additional full service branch offices and four limited service banking offices located in Montgomery and Bucks Counties, Pennsylvania. As of June 30,

2006, Abington Community Bancorp had $894.3 million in total assets, $542.0 million in deposits and $110.4 million in stockholders' equity.

THIS NEWS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS, INCLUDING STATEMENTS ABOUT THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND EARNINGS OUTLOOK FOR ABINGTON COMMUNITY BANCORP, INC. FORWARD-LOOKING STATEMENTS CAN BE IDENTIFIED BY THE FACT THAT THEY DO NOT RELATE STRICTLY TO HISTORICAL OR CURRENT FACTS. THEY OFTEN INCLUDE WORDS SUCH AS "BELIEVE," "EXPECT," "ANTICIPATE," "ESTIMATE" AND "INTEND" OR FUTURE OR CONDITIONAL VERBS SUCH AS "WILL," "WOULD," "SHOULD," "COULD" OR "MAY." FORWARD-LOOKING STATEMENTS, BY THEIR NATURE, ARE SUBJECT TO RISKS AND UNCERTAINTIES. A NUMBER OF FACTORS - MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL - COULD CAUSE ACTUAL CONDITIONS, EVENTS OR RESULTS TO DIFFER SIGNIFICANTLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. THE COMPANY'S REPORTS FILED FROM TIME-TO-TIME WITH THE SECURITIES AND EXCHANGE COMMISSION, DESCRIBE SOME OF THESE FACTORS, INCLUDING GENERAL ECONOMIC CONDITIONS, CHANGES IN INTEREST RATES, DEPOSIT FLOWS, THE COST OF FUNDS, CHANGES IN CREDIT QUALITY AND INTEREST RATE RISKS ASSOCIATED WITH THE COMPANY'S BUSINESS AND OPERATIONS. OTHER FACTORS DESCRIBED INCLUDE CHANGES IN OUR LOAN PORTFOLIO, CHANGES IN COMPETITION, FISCAL AND MONETARY POLICIES AND LEGISLATION AND REGULATORY CHANGES. INVESTORS ARE ENCOURAGED TO ACCESS THE COMPANY'S PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR FINANCIAL AND BUSINESS INFORMATION REGARDING THE COMPANY AT WWW.ABINGTONBANK.COM UNDER THE INVESTOR RELATIONS MENU. WE UNDERTAKE NO OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS.

ABINGTON COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (unaudited)
-----------------------------------------------------------------------------------------------------

                                                                    June 30, 2006   December 31, 2005
                                                                    ---------------------------------

ASSETS

Cash and due from banks                                             $  22,475,521     $  19,460,237
Interest-bearing bank balances                                          7,386,320         8,254,004
                                                                    -------------     -------------
      Total cash and cash equivalents                                  29,861,841        27,714,241
Investment securities held to maturity (estimated fair
  value--2006, $19,914,744; 2005, $20,316,775)                         20,394,511        20,395,593
Investment securities available for sale (amortized cost--
  2006, $79,658,366; 2005, $80,775,605)                                77,261,482        78,828,696
Mortgage-backed securities held to maturity (estimated fair
  value--2006, $58,293,279; 2005, $65,505,255)                         61,652,249        67,410,735
Mortgage-backed securities available for sale (amortized cost--
  2006, $85,076,504; 2005, $82,212,270)                                81,470,959        79,943,379
Loans receivable, net of allowance for loan losses
   (2006, $1,445,726; 2005, $1,454,510)                               580,326,426       529,487,209
Accrued interest receivable                                             3,734,826         3,475,350
Federal Home Loan Bank stock--at cost                                  11,478,700        11,061,200
Cash surrender value - bank owned life insurance                       15,832,209        15,498,958
Property and equipment, net                                             8,147,091         6,510,144
Deferred tax asset                                                      3,370,946         2,648,200
Prepaid expenses and other assets                                         719,850         1,098,106
                                                                    -------------     -------------

TOTAL ASSETS                                                        $ 894,251,090     $ 844,071,811
                                                                    =============     =============

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
  Deposits:
    Noninterest-bearing                                             $  44,418,705     $  43,333,286
    Interest-bearing                                                  497,602,068       457,849,738
                                                                    -------------     -------------
      Total deposits                                                  542,020,773       501,183,024
  Advances from Federal Home Loan Bank                                203,620,254       201,444,952
  Other borrowed money                                                 22,998,861        16,113,949
  Accrued interest payable                                              5,126,112         1,909,234
  Advances from borrowers for taxes and insurance                       4,224,574         2,384,314
  Accounts payable and accrued expenses                                 5,827,040         3,805,571
                                                                    -------------     -------------

           Total liabilities                                          783,817,614       726,841,044
                                                                    -------------     -------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
  Preferred stock, $0.01 par value, 10,000,000 shares authorized,
    none issued                                                              --                --
  Common stock, $0.01 par value, 40,000,000 shares authorized, issued: 15,870,000 in 2006 and 2005, oustanding:
    15,293,464 in 2006 and 15,870,000 in 2005                             158,700           158,700
  Additional paid-in capital                                           69,407,739        69,234,964
  Treasury stock--at cost, 576,536 shares                              (8,240,427)             --
  Unallocated common stock held by:
    Employee Stock Ownership Plan (ESOP)                               (6,634,512)       (6,880,236)
    Recognition & Retention Plan Trust (RRP)                           (2,974,680)       (3,339,413)
    Deferred compensation plans trust                                  (1,059,876)       (1,050,000)
  Retained earnings                                                    63,738,136        61,889,180
  Accumulated other comprehensive loss                                 (3,961,604)       (2,782,428)
                                                                    -------------     -------------

           Total stockholders' equity                                 110,433,476       117,230,767
                                                                    -------------     -------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                          $ 894,251,090     $ 844,071,811
                                                                    =============     =============

ABINGTON COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)
----------------------------------------------------------------------------------------------------------

                                                Three Months Ended June 30,    Six Months Ended June 30,
                                                ---------------------------   ----------------------------
                                                    2006           2005           2006            2005
                                                ------------   ------------   ------------    ------------
INTEREST INCOME:
  Interest on loans                             $  9,457,145   $  6,898,217   $ 18,174,928    $ 13,176,841
  Interest and dividends on investment and
    mortgage-backed securities:
      Taxable                                      2,538,558      2,621,826      4,884,370       5,138,415
      Tax-exempt                                     212,726        146,049        427,208         257,394
                                                ------------   ------------   ------------    ------------

           Total interest income                  12,208,429      9,666,092     23,486,506      18,572,650

INTEREST EXPENSE:
  Interest on deposits                             3,847,817      2,188,623      7,146,477       4,157,947
  Interest on Federal Home Loan Bank advances      2,382,909      2,126,542      4,672,337       4,031,043
  Interest on other borrowed money                   207,690        117,670        351,817         195,665
                                                ------------   ------------   ------------    ------------

           Total interest expense                  6,438,416      4,432,835     12,170,631       8,384,655
                                                ------------   ------------   ------------    ------------

NET INTEREST INCOME                                5,770,013      5,233,257     11,315,875      10,187,995

PROVISION FOR LOAN LOSSES                              8,000           --            8,000            --
                                                ------------   ------------   ------------    ------------

NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES                        5,762,013      5,233,257     11,307,875      10,187,995
                                                ------------   ------------   ------------    ------------

NON-INTEREST INCOME
  Service charges                                    437,788        447,316        846,423         883,351
  Rental income                                        7,536          8,499         15,172          23,950
  Gain on derivative instruments, net                   --           28,495           --            42,670
  Income on bank owned life insurance                166,564        161,875        333,251         164,340
  Loss on sale of investment securities                 --             --             (601)           --
  Other income                                       138,748        115,867        251,379         227,230
                                                ------------   ------------   ------------    ------------

           Total non-interest income                 750,636        762,052      1,445,624       1,341,541
                                                ------------   ------------   ------------    ------------

NON-INTEREST EXPENSES
  Salaries and employee benefits                   2,122,290      1,873,024      4,243,698       3,678,063
  Occupancy                                          386,946        384,538        774,691         790,283
  Depreciation                                       168,232        121,651        317,151         244,920
  Professional services                              225,229        258,727        385,860         448,711
  Data processing                                    309,727        246,171        634,075         599,387
  ATM expense                                         81,545         82,193        164,038         168,030
  Deposit insurance premium                           34,802         30,549         69,278          59,645
  Advertising and promotions                         138,424        109,902        231,405         201,986
  Other                                              543,300        447,944        982,170         849,077
                                                ------------   ------------   ------------    ------------

           Total non-interest expenses             4,010,495      3,554,699      7,802,366       7,040,102
                                                ------------   ------------   ------------    ------------

INCOME BEFORE INCOME TAXES                         2,502,154      2,440,610      4,951,133       4,489,434

PROVISION FOR INCOME TAXES                           731,092        704,434      1,433,560       1,342,374
                                                ------------   ------------   ------------    ------------

NET INCOME                                      $  1,771,062   $  1,736,176   $  3,517,573    $  3,147,060
                                                ============   ============   ============    ============

BASIC EARNINGS PER COMMON SHARE                 $       0.12   $       0.11   $       0.24    $       0.20
DILUTED EARNINGS PER COMMON SHARE               $       0.12   $       0.11   $       0.23    $       0.20

BASIC AVERAGE COMMON SHARES OUTSTANDING:          14,841,286     15,354,874     14,928,361      15,429,204
DILUTED AVERAGE COMMON SHARES OUTSTANDING:        15,079,793     15,354,874     15,173,970      15,429,204

ABINGTON COMMUNITY BANCORP, INC.

SELECTED FINANCIAL DATA (unaudited)
--------------------------------------------------------------------------------------------------------------------------

                                                  Three Months Ended June 30,             Six Months Ended June 30,
                                              -------------------------------------  -------------------------------------
                                                   2006               2005                 2006               2005
                                              -------------------------------------  -------------------------------------
Selected Operating Ratios(1):
Average yield on interest-earning assets                5.88%              5.24%                5.73%              5.14%
Average rate on interest-bearing liabilities            3.65%              2.91%                3.51%              2.83%
Average interest rate spread(2)                         2.23%              2.33%                2.22%              2.31%
Net interest margin(2)                                  2.78%              2.84%                2.76%              2.82%
Average interest-earning assets to average
  interest-bearing liabilities                        117.79%            121.08%              117.97%            121.89%
Net interest income after provision
  for loan losses to non-interest expense             143.65%            147.20%              144.94%            144.72%
Total non-interest expense to average assets            1.83%              1.82%                1.81%              1.85%
Efficiency ratio(3)                                    61.51%             59.30%               61.14%             61.06%
Return on average assets                                0.81%              0.89%                0.81%              0.83%
Return on average equity                                6.18%              5.78%                6.07%              5.19%
Average equity to average assets                       13.08%             15.38%               13.41%             15.88%

ASSET QUALITY RATIOS(4):
Non-performing loans as a percent of
  total loans receivable(5)                             0.05%              0.06%                0.05%              0.06%

Non-performing assets as a percent of
  total assets(5)                                       0.03%              0.04%                0.03%              0.04%

Allowance for loan losses as a percent of
  non-performing loans                                473.53%            492.91%              473.53%            492.91%

Net charge-offs to average loans receivable             0.00%              0.00%                0.00%              0.00%

CAPITAL RATIOS(6):
Tier 1 leverage ratio                                  10.48%             11.28%               10.48%             11.28%
Tier 1 risk-based capital ratio                        16.39%             18.67%               16.39%             18.67%
Total risk-based capital ratio                         16.65%             18.97%               16.65%             18.97%

--------------------------------------------------------------------------------

(1) With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and, for the three-month and six-month periods ended June 30, 2006 and 2005, are annualized where appropriate.

(2) Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(3) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(4) Asset quality ratios are end of period ratios, except for net charge-offs to average loans receivable.

(5) Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all accruing loans 90 days or more past due and all non-accruing loans. It is our policy to cease accruing interest on all loans 90 days or more past due. Real estate owned consists of real estate acquired through foreclosure and real estate acquired by acceptance of a deed-in-lieu of foreclosure.

(6) Capital ratios are end of period ratios and are calculated for Abington Bank per regulatory requirements.